Exhibit 10.1

FORM OF

AGREEMENT

BY AND BETWEEN

ENERGY ALLIANCE TECHNOLOGY COMPANY

AND

ENERGY ALLIANCE TECHNOLOGY CORPORATION

DATED AS OF DECEMBER 31, 2018

AGREEMENT

THIS ASSET TRANSFER AND DIVIDEND DISTRIBUTION AGREEMENT (this “Agreement”) is made as of December 31, 2018, by and between Energy Alliance Technology Company, a Utah corporation (“EATC UT”), and Energy Alliance Technology Corporation, a Nevada corporation and, prior to the Distribution, a subsidiary of EATC UT (“EATC NV”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S:

A.       WHEREAS, the board of directors of EATC UT (the “EATC UT Board”) has determined that it is in the best interests of EATC UT and its stockholders to separate the EATC NV Business from the rest of EATC UT;

B.       WHEREAS, in furtherance of the foregoing, the EATC UT Board has determined that it is appropriate and desirable for EATC UT to enter into a series of transactions in the manner provided in this Agreement whereby EATC NV will own all of the Assets of EATC UT and assume (or retain) all of the related Liabilities of EATC UT, in each case as more fully described in this Agreement;

C.       WHEREAS, EATC UT currently intends that, on the Distribution Date, EATC UT shall distribute a stock dividend to holders of shares of EATC UT Common Stock, all of its outstanding shares of EATC NV Common Stock, as more fully described in this Agreement (the “Distribution”);

D.       WHEREAS, the Distribution and certain related transactions, taken together, are intended to qualify as a reorganization under Sections 355 and 368 of the Code for U.S. federal income tax purposes; and

E.       WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Agreement and the relationship of EATC UT and EATC NV, following the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, EATC UT and EATC NV hereby agree as follows:

ARTICLE I. DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“AAA Commercial Arbitration Rules” has the meaning set forth in Section 10.3(a).

“Action” means any written demand, claim, counterclaim, action, dispute, suit, arbitration, inquiry, subpoena, proceeding or investigation, of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise), in each case, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to EATC NV, its Subsidiaries, and (ii) with respect to EATC UT, its Subsidiaries; provided, however, that except where the context indicates otherwise, only for purposes of this Agreement and for no other purpose, from and after the Effective Time (1) no EATC UT Entity shall be deemed to be an Affiliate of any EATC NV Entity and (2) no EATC NV Entity shall be deemed to be an Affiliate of any EATC UT Entity.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local and other governmental units (whether domestic or foreign) that have jurisdiction in the given circumstances.

“Assets” means, with respect to any Entity, the assets, properties, claims and rights (including goodwill) of such Entity, wherever located (including in the possession of vendors or other Entities or elsewhere), of every kind, character, and description, whether tangible or intangible, real, personal or mixed, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Entity, including the following:

(i)	all accounting and other Records, whether in paper, microfilm, microfiche, computer tape or disk, magnetic tape, electronic or any other form;

(ii)	all apparatus, computers and other electronic data processing and communications equipment, fixtures, electronic kiosks, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii)	all inventories of materials, parts, raw materials, components, supplies, work-in-process and finished goods and products;

(iv)	all subscriptions receivable;

(v)	all Real Property Assets;

(vi)	all interests in any capital stock or other equity interests of any Subsidiary or any other Entity, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Entity, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Entity and all other investments in securities of any Entity, and all rights as a partner, joint venturer or participant;

(vii)	all licenses and leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts, agreements or commitments and all rights arising thereunder;

(viii)	all deposits, letters of credit and performance and surety bonds;

(ix)	all written (including in electronic form) or oral technical Information, data, specifications, research and development Information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(x)	all Intellectual Property;

(xi)	all Software;

(xii)	all Information;

(xiii)	all prepaid expenses, trade accounts and other accounts and notes receivable;

(xiv)	all rights under Contracts, all claims or rights against any Entity arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(xv)	subject to Section 8.1(b), all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xvi)	all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority and all pending applications therefor;

(xvii)	all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

(xviii)	all assets of any benefit plan sponsored or maintained by such Entity; and

(xix)	all goodwill as a going concern and other intangible properties.

“Business” means either the EATC NV Business or the EATC UT Business, as the context requires.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Applicable Law to remain closed in Las Vegas, Nevada.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Privileges” has the meaning set forth in Section 5.7.

“Competitive Business” has the meaning set forth in Section 7.2.

“Confidential Information” means all Information, whether disclosed in oral, written, visual, electronic or other form, that (i) a party hereto, its Affiliates or their Personnel (the “Disclosing Party”) discloses to the other party, its Affiliates or their Personnel (the “Receiving Party”), (ii) relates to or is disclosed in connection with this Agreement (including pursuant to Section 6.1 and Section 6.2) or a party’s or a party’s Affiliate’s business, and (iii) is designated as “confidential” by the Disclosing Party (in which event the Information is deemed to be Confidential Information) or is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party. The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as Information for which the Securities and Exchange Commission has granted confidential treatment pursuant to Rule 406 of Regulation C shall be deemed Confidential Information.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Entity other than a Governmental Authority or a member of either Group.

“Contract” means each contract, agreement, lease, commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Entity or any part of its property under Applicable Law, including all claims or rights against any Entity, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Entities, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Entity, whether through the ownership of voting securities or other interests, as trustee, personal representative or executor, by contract, agreement, obligation, indenture, instrument, lease, promise, credit arrangement, release, warranty, commitment, undertaking or otherwise.

“Disclosing Party” has the meaning set forth in the definition of “Confidential Information.”

“Disclosure Document” means any Registration Statement filed with the SEC by or on behalf of any EATC UT Entity or EATC NV Entity and also includes any information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the EATC NV Entities or primarily relates to the transactions contemplated by this Agreement.

“Dispute” has the meaning set forth in Section 10.1.

“Dispute Meeting” has the meaning set forth in Section 10.2(b).

“Dispute Notice” has the meaning set forth in Section 10.2(b).

“Dispute Resolution Committee” has the meaning set forth in Section 10.2(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means EATC NV.

“Distribution Date” means the date of the consummation of the Distribution.

“EATC NV” has the meaning set forth in the Preamble.

“EATC NV Assets” means all Assets set forth on Schedule A.

“EATC NV Business” means the businesses and operations of the EATC NV Entities. Solely with respect to “EATC NV Business” and for purposes of Section 5.7 (Privileged Matters), Section 9.1 (Control of Legal Matters; Future Litigation), Section 9.2 (Indemnification by EATC NV) and determining whether a “Stockholding Change” has occurred and for no other purpose, “EATC NV Entities” shall also include any other Entities that Control, are Controlled by or under common Control with any EATC NV Entities and shall exclude EATC UT Entities.

“EATC NV Common Stock” means the shares of common stock, par value $0.001 per share, of EATC NV.

“EATC NV Entities” means, collectively, EATC NV and all other Entities that are or hereafter become a Subsidiary of EATC NV.

“EATC NV Indemnified Party” has the meaning set forth in Section 9.3.

“EATC NV Litigation Matters” means such Actions that primarily relate to, arise out of or result from the EATC NV Business, the EATC NV Liabilities, the EATC NV Assets or any actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of a EATC NV Entity.

“EATC UT” has the meaning set forth in the Preamble.

“EATC UT Board” has the meaning set forth in the Recitals.

“EATC UT Business” means (A) the businesses and operations of the EATC UT Entities and (B) any terminated, divested or discontinued businesses and operations of any EATC UT Entity or any of its predecessors; provided, however, that the EATC UT Business shall not include the EATC NV Business.

“EATC UT Common Stock” means the shares of common stock, par value $0.001 per share, of EATC UT.

“EATC UT Entities” means, collectively, EATC UT and all of its Subsidiaries other than the EATC NV Entities.

“EATC UT Indemnified Party” has the meaning set forth in Section 9.2.

“EATC UT Liabilities” means all Liabilities set forth on Schedule B.

“EATC UT Litigation Matters” means any and all Actions (i) that are primarily related to the EATC UT Business, (ii) in which any EATC UT Entity or EATC NV Entity is a defendant, plaintiff or member of a class of plaintiffs that have been commenced on or before the Effective Time and are not primarily related to the EATC NV Assets, the EATC NV Liabilities or the EATC NV Business, (iii) in which any EATC UT Entity or EATC NV Entity is a plaintiff that are filed after the Effective Time and relate to the subject matter of an Action in which any EATC UT Entity or EATC NV Entity is a plaintiff or member of a class of plaintiffs that has been commenced on or prior to the Effective Time (for example, an Action commenced by any EATC UT Entity after such EATC UT Entity has opted out of a class action and determined to prosecute a claim outside of the class) or arising out of such Actions or relating thereto, but in each case excluding any EATC NV Litigation Matters and any Joint Litigation Matters.

“Effective Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 11:59 p.m., Las Vegas time, on the Distribution Date.

“Encumbrance” means any security interest, pledge, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, hypothecation, mortgage, lien or encumbrance of any other nature, whether or not filed, recorded or otherwise perfected under Applicable Law.

“Entity” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means the EATC UT Entities or the EATC NV Entities, as the context requires.

“Implementation Documents” has the meaning set forth in Section 4.1.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnity Payment” has the meaning set forth in Section 9.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, formulations and specifications, quality records and reports, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, cost information, sales and pricing data, customer prospect lists, supplier records and vendor data, correspondence and lists, product data and literature, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information, documents or data.

“Insurance Proceeds” means those monies (i) received by an insured or reinsured from an insurer or reinsurer, (ii) paid by an insurer or reinsurer on behalf of the insured or reinsured or (iii) received (including by way of set-off) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including, retrospectively rated premium adjustments) and net of any self-insured retention, deductible or other form of self-insurance and net of any third party costs or expenses incurred in the collection thereof.

“Intellectual Property” means all right, title and interest in or relating to intellectual property or industrial property, whether arising under the law of the United States or any other country or any political subdivision thereof or multinational laws or any other law, including, (i) patents, patent applications, and all divisionals, continuations and continuations-in-part thereof, together with all reissues, reexaminations, renewals and extensions thereof and all rights to obtain such divisionals, continuations and continuations-in-part, reissues, reexaminations, renewals and extensions, and all utility models and statutory invention registrations and any other such analogous rights, (ii) trademarks, service marks, Internet domain names, trade dress, trade styles, logos, trade names, services names, brand names, corporate names, assumed business names and general intangibles and other source identifiers of a like nature, together with the goodwill associated with any of the foregoing, and all registrations and applications for registrations thereof, together with all renewals and extensions thereof and all rights to obtain such renewals and extensions, (iii) copyrights, mask work rights, database and design rights, moral rights and rights in Internet websites, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, together with all renewals, continuations, reversions and extensions thereof and all rights to obtain such renewals, continuations, reversions and extensions and (iv) confidential and proprietary Information, including, trade secrets and know-how. “Intellectual Property” also includes all goodwill associated with Intellectual Property and the right to sue and recover at law or in equity for past, present and future infringement, misappropriation, dilution, violation or other impairment of such Intellectual Property and all license agreements (including, licenses from or to third parties in respect of Intellectual Property).

“Internal Control Audit and Management Assessments” has the meaning set forth in Section 6.2.

“Internal Transactions” has the meaning set forth in Section 3.2.

“Joint Litigation Matter” means each Action (i) in which both a EATC NV Entity and a EATC UT Entity are named as defendants or in which one or more officers or directors of any EATC NV Entity and one or more officers or directors of any EATC UT Entity are named as defendants that is a EATC NV Assumed Transaction Liability or (ii) that primarily relates to, arises out of or results from the EATC NV Business, the EATC NV Liabilities, the EATC NV Assets or any actions, inactions, events, omissions, conditions, facts or circumstances by or under the control of a EATC NV Entity that EATC UT believes (in its sole and absolute discretion) the unfavorable resolution of which could have an adverse effect on any EATC UT Entity or any of its Businesses.

“Liabilities” or “Liability” means with respect to any Entity, any and all claims, debts, demands, actions, causes of action, suits, damages, costs, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make whole agreements and similar obligations, and other liabilities and requirements of such Entity, including all contractual obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, reserved or unreserved, known or unknown, or determined or determinable, whenever arising and including those arising under any Applicable Law, rule, regulation, Action, threatened or contemplated Action, order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Entity. For the avoidance of doubt, Liabilities shall include reasonable attorneys’ fees, the costs and expenses of all demands, assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence.

“Marks” has the meaning set forth in Section 4.5.

“Non-Compete Period” has the meaning set forth in Section 7.2.

“Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a party and its Affiliates; provided that the Personnel of the EATC NV Entities shall not be deemed Personnel of the EATC UT Entities and the Personnel of the EATC UT Entities shall not be deemed Personnel of the EATC NV Entities.

“Real Property Assets” means all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of an Encumbrance in real property, lessor, sublessor, lessee, sublessee, licensor, licensee, sublicensor, sublicensee or otherwise.

“Receiving Party” has the meaning set forth in the definition of “Confidential Information.”

“Record Date” shall mean the close of business on December 31, 2018, or the close of business on another date if determined by the EATC UT Board as the record date for determining holders of shares of EATC UT Common Stock entitled to receive EATC NV Common Stock pursuant to the Distribution.

“Records” means documents, files and other books and records, including, books and records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, Actions, and email files and backup tapes regarding any of the foregoing.

“Representatives” means Personnel, partners, members, counsel, investment advisors, third-party contractors, and other representatives.

“Resolution Failure Date” has the meaning set forth in Section 10.2(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” has the meaning set forth in Section 2.2.

“Shared Privileges” has the meaning set forth in Section 5.7(d).

“Software” means computer software, programs, databases and applications, whether in source code, object code or other form, including, operating software, network software, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all documentation related thereto.

“Stockholding Change” means the occurrence of any transaction or event (or series of any transactions or events), whether voluntary or involuntary, that results in any EATC NV Entity or material portion of the EATC NV Business or material portion of the EATC NV Assets Controlling, being Controlled by or under common Control with a competitor.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities Controlled by a Entity directly or indirectly through one or more intermediaries.

“Third Party” means any Entity that is not a party hereto or an Affiliate of any party hereto.

“Third Party Claim” has the meaning set forth in Section 9.7(a).

“Third Party Proceeds” has the meaning set forth in Section 9.4(a).

“Unresolved Disputes” has the meaning set forth in Section 10.2(b).

ARTICLE II. THE SEPARATION

Section 2.1. Pre-Distribution.

(a)       Pre-Distribution Reorganization.

(i)	On the Effective Time, EATC NV shall issue to EATC UT 23,764,124 shares of EATC NV Common Stock, of which 2,417,826 shares are registered with the SEC, and 21,346,298 shares are not registered with the SEC, and which provides the additional common shares that are necessary to effect the Distribution, in exchange for transfer of the EATC UT Assets to EATC NV.

(b)       Assets Contribution and Liabilities Assumption.

(i)	EATC UT shall transfer to EATC NV all of EATC UT’s and such other EATC UT Entities’ respective right, title and interest in and to the EATC UT Assets.

(ii)	EATC NV shall assume all of the EATC UT Liabilities, as more particularly detailed in Schedule B.

Each Entity required pursuant to this Section 2.1 to assume any Liability shall accept, assume, perform, discharge and fulfill such Liability in accordance with its terms, regardless of (1) when or where such Liabilities arose or arise, were asserted or determined, (2) whether the facts upon which they are based occurred prior to, on or subsequent to the Distribution Date, (3) where or against whom such Liabilities are asserted or determined and (4) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any EATC UT Entity or EATC NV Entity, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.2. Separation. On the terms and subject to the conditions set forth in this Agreement, on or prior to the Distribution Date, EATC NV shall, and shall cause any applicable EATC NV Entities to, have taken all actions necessary to cause the EATC UT Entities to be released from all collateral and guarantee obligations at the Effective Time, as applicable (collectively, the “Separation”).

ARTICLE III. THE DISTRIBUTION

Section 3.1. Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by EATC UT, in whole or in part, in its sole and absolute discretion):

(a)       the EATC UT Board shall have authorized and approved the Separation and not withdrawn such authorization and approval, and shall have declared the distribution to Distribution Agent;

(b)       the transactions contemplated by Article II shall have been completed;

(c)       all actions and filings necessary or appropriate under applicable federal, state or foreign securities laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(d)       each of the other Related Agreements shall have been duly executed and delivered by the parties thereto;

(e)       no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or the transactions related thereto shall be in effect, and no other event outside the control of EATC UT shall have occurred or failed to occur that prevents the consummation of the Distribution or the transactions related thereto;

(f)       EATC UT and EATC NV shall have taken all necessary action to cause the initial Board of Directors of EATC NV to take office as of immediately following the Effective Time;

(g)       no event or development shall have occurred or exist that, in the judgment of the EATC UT Board, in its sole and absolute discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of EATC UT and shall not give rise to or create any duty on the part of EATC UT or the EATC UT Board to waive or not to waive any such condition or to effect the Distribution, or in any way limit EATC UT’s rights of termination set forth in this Agreement. Any determination made by EATC UT prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2. shall be conclusive and binding on the parties.

Section 3.2. The Distribution. Subject to the terms and conditions set forth in this Agreement: Distribution Agent shall do up to 3 separate distributions as follows:

(a)       Uni-Marketing shall receive 220,000 registered shares and 21,780,000 unregistered shares;

(b)       Neos International Corporation shareholders shall receive 475,000 registered shares and 475,000 unregistered shares;

(c)       All remaining shareholders, which specifically excludes those provided for in Section 3.2(a) and (b) will receive 1,722,826 registered shares and 6,891,298 unregistered shares.

Section 3.3. Fractional Shares; Unclaimed Stock or Cash.

(a)       Fractional shares of EATC NV Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Effective Time, (i) determine the number of whole shares and fractional shares of EATC NV Common Stock allocable to each holder of record or beneficial owner of shares of EATC UT Common Stock as of the close of business on the Record Date, (ii) aggregate all such fractional shares into whole shares and calculate the value of the whole shares as determined by the amount that would be obtained thereby in open market transactions at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (iii) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the calculated value as cash proceeds.

(b)       Any EATC NV Common Stock or cash in lieu of fractional shares with respect to EATC NV Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to EATC NV. EATC NV shall hold such EATC NV Common Stock for the account of the applicable record or beneficial owner thereof, and the parties agree that all obligations to provide such EATC NV Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of EATC NV, subject in each case to applicable escheat or other abandoned property Laws, and EATC UT shall have no Liability with respect thereto.

ARTICLE IV. GENERAL PROVISIONS

Section 4.1. Implementation Documents. In order to effectuate the transactions contemplated in this Agreement, each of EATC UT and EATC NV shall (and shall cause any applicable members of its Group to) execute and deliver, or cause to be executed and delivered, such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, contribution, assumption, license and conveyance (collectively, the “Implementation Documents”) as and to the extent necessary to effect such transactions.

Section 4.2. Treatment of Pre-Distribution Transactions and Transfers Deemed Effective upon Distribution. To the extent that any transfers contemplated by this Article IV shall not have been consummated on or prior to the Distribution Date, the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of Law cannot be transferred or assumed; provided, however, that the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have legal or effective direct or indirect control to cooperate) to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article IV. In the event that any such transfer of assets or Liabilities has not been consummated, from and after the Distribution Date the party retaining such asset or Liability (or, as applicable, such other member or members of such party’s Group) shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable or assumable, such transfer shall be effected forthwith. As of the Distribution Date, each party hereto (or, if applicable, such other members of such party’s Group) shall be deemed to have acquired (or, as applicable, retained) complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party (or any other member of such party’s Group) is entitled to acquire or required to assume pursuant to the terms of this Agreement.

Section 4.3. Corporate Names; Trademarks. Except as specifically provided in this Agreement, after the Effective Time, no member of one Group may use any trademark, service mark, trade dress, trade name, business name, brand name, slogan, logo, Internet domain name or other indicia of origin or identifiers of name, whether or not registered, including all common law rights therein, and registrations and applications for registration thereof, and all goodwill associated with the use of, and symbolized by, any of the foregoing (collectively, the “Marks”) owned by any member of the other Group, except as permitted under Applicable Law or subsequent agreement in writing between the parties. Notwithstanding the foregoing or anything in the Related Agreements to the contrary, no member of one Group shall be required to take any action to remove any reference to any Mark of a member of the other Group from materials already in the rightful possession of customers or other Third Parties as of the Effective Time.

Section 4.4. Disclaimer of Representations and Warranties.

(a)       EATC NV (on behalf of itself and each EATC NV Entity and the EATC NV Indemnified Parties) understands and agrees that, except as expressly set forth in this Agreement, no party to this Agreement is representing or warranting in any way as to the EATC NV Assets or EATC NV Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any EATC NV Asset or EATC NV Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other EATC NV Asset, including any Intercompany Accounts or any accounts receivable of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any EATC NV Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b)       EATC UT (on behalf of itself and each EATC UT Entity and the EATC UT Indemnified Parties) understands and agrees that, except as expressly set forth in this Agreement, no party to this Agreement is representing or warranting in any way as to the EATC NV Assets or EATC NV Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any EATC NV Asset or EATC NV Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other EATC NV Asset, including any Intercompany Accounts or any accounts receivable of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any EATC NV Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(c)       All EATC NV Assets are being transferred on an “as is, where is” basis and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title (or leasehold, as applicable), free and clear of any Encumbrance, and (ii) any necessary Consents or Governmental Approvals are not obtained or any requirements of Applicable Law are not complied with.

Section 4.5. Waiver of Bulk-Sale and Bulk-Transfer Laws. Each of the EATC NV Entities hereby waives compliance by each and every EATC UT Entity with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the EATC NV Assets to any EATC NV Entity.

ARTICLE V. CONFIDENTIALITY; EXCHANGE OF INFORMATION

Section 5.1. Agreement for Exchange of Information; Archives.

(a)       Without limiting any rights or obligations possessed by EATC UT and EATC NV and/or any other members of their respective Groups relating to confidentiality, each of EATC UT and EATC NV agree to provide to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a governmental or regulatory authority having jurisdiction over the requesting party including in connection with any Registration Statement, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. EATC UT and EATC NV intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any Information provided hereunder.

(b)       After the Effective Time, EATC NV shall provide, or cause to be provided, to EATC UT in such form as EATC UT shall request, at no charge to EATC UT, all Information as EATC UT determines necessary or advisable in order to prepare EATC UT financial statements and reports or filings with any governmental or regulatory authority.

(c)       Except as provided in Section 5.1.(b) above, the party requesting Information shall reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, in complying with a request for Information pursuant to this Article V.

Section 5.2. Ownership of Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Disclosing Party to a Receiving Party shall remain the property of the Disclosing Party and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information to the Receiving Party or any other Entity.

Section 5.3. Record Retention.

(a)       To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement, (i) each party hereto shall, and shall cause members of its Group to, use reasonable best efforts to retain all Information in accordance with their respective record retention policies and procedures as in effect as of the Effective Time and (ii) no party hereto shall destroy, or permit any member of its Group to destroy, any Information which any member of the other Group may have the right to obtain pursuant to this Agreement prior to the later of the period in the applicable retention policy or the fifth (5th) anniversary of the Effective Time without first notifying the other party hereto of the proposed destruction and giving the other party hereto the opportunity to take possession of such Information prior to such destruction.

(b)       Each of the parties hereto shall, and shall cause members of its respective Group to, use commercially reasonable efforts to deliver to the other party (i) on or prior to the Effective Time, any and all original corporate organizational books that such party or any member of its Group has in its possession primarily relating to the other party’s Business, and (ii) as soon as reasonably practicable following written request, originals of any materials described in (i) and (ii) above which it or any member of its Group are in its possession or control following the Effective Time; provided, however, that with respect to clauses (i) and (ii) of this paragraph (b), the party providing such Records may retain copies of any such Records that relate to its Business, including corporate minute books and risk management files.

Section 5.4. Production of Witnesses; Records; Cooperation.

(a)       After the Effective Time and subject to the proviso to Section 5.1.(a), but only with respect to a Third Party Claim, each of EATC UT and EATC NV shall, and shall cause the other members of its Group to, use commercially reasonable efforts to, make available, upon written request, their officers, employees, other Personnel and agents (whether as witnesses or otherwise) and any books, records or other documents within their control or that they otherwise have the ability to make available, to the extent that each such Entity (giving consideration to business demands of such officers, employees, other Personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which EATC UT or EATC NV, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b)       EATC UT and EATC NV shall use their commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions involving each other’s Group, other than an Action by one or more members of a Group against one or more members of the other Group.

(c)       The obligation of EATC UT and EATC NV to make available directors, officers, employees and other Personnel and agents or provide witnesses and experts pursuant to this Section 5.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available Personnel and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.4.(a)). Without limiting the foregoing, each of EATC UT and EATC NV agrees that neither it nor any Entity or Entities in its respective Group will take any adverse action against any Entity of its Group based on such Entity’s provision of assistance or Information to the other Group pursuant to this Section 5.4.

(d)       Upon the reasonable request of EATC UT or EATC NV, EATC UT and EATC NV shall, and shall cause all other relevant members of their respective Group to, enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

Section 5.5. Confidential Information.

(a)       Subject to Section 5.6 and the Related Agreements, each of EATC UT and EATC NV, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that such party then uses with respect to its own confidential and proprietary information, all Confidential Information concerning each such other Group that is either in its possession (including information in its possession prior to any of the date hereof, the Effective Time or the Distribution Date) or furnished by any such other Group or its respective Representatives at any time pursuant to this Agreement or otherwise, and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party’s Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential information of the other party.

(b)       Each party agrees not to release or disclose, or permit to be released or disclosed, any such Confidential Information to other Entity, except its Representatives who need to know such information (who shall be advised of any their obligations hereunder with respect to such information), except in compliance with Section 5.6.

(c)       Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems that are not generally available to the Receiving Party’s Personnel or one copy retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

Section 5.6. Protective Arrangement. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to Applicable Law or receives any demand under lawful process or from any governmental or regulatory authority having jurisdiction over such party to disclose or provide information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

Section 5.7. Privileged Matters. To allocate the interests of each party in the Information as to which any party is entitled to assert a privilege in connection with products or services that have been produced or provided prior to the Effective Time for the collective benefit of each of the EATC UT Entities and the EATC NV Entities, whether or not such a privilege exists or the existence of which is in dispute (collectively, “Common Privileges”), the parties hereto agree as follows:

(a)       EATC UT shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the EATC UT Business and, subject to Section 5.7.(c), not to the EATC NV Business, whether or not the privileged Information is in the possession of or under the control of the EATC UT Entities or the EATC NV Entities. EATC UT also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which EATC UT reasonably anticipates may become, a liability and that is not also, or that EATC UT reasonably anticipates will not become, a EATC NV Liability, whether or not the privileged Information is in the possession of or under the control of the EATC UT Entities or the EATC NV Entities.

(b)       Subject to Section 5.7(c), EATC NV shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the EATC NV Business and not to the EATC UT Business, whether or not the privileged Information is in the possession of or under the control of the EATC UT Entities or the EATC NV Entities. EATC NV also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to any pending or future Action that is, or which EATC NV reasonably anticipates may become, a EATC NV Liability and that is not also, or that EATC NV reasonably anticipates will not become, a liability of EATC UT, whether or not the privileged Information is in the possession of or under the control of the EATC UT Entities or the EATC NV Entities.

(c)       EATC UT shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the Separation, the Distribution or the transactions contemplated thereby, it being understood and agreed that the expectation and intention as between EATC UT and EATC NV with respect to any communications between advisors to EATC UT and EATC NV occurring up to and including the Effective Time in connection with the Separation, the Distribution and such transactions are that the privilege and the expectation of client confidence belong exclusively to EATC UT.

(d)       Subject to the restrictions in this Section 5.7, EATC UT and EATC NV agree that they shall have equal right to assert all Common Privileges not allocated pursuant to the terms of Section 5.7.(a), (b) or (c) (“Shared Privileges”) with respect to Information as to which the EATC UT Entities or the EATC NV Entities may assert a privilege.

(e)       Each party hereto shall ensure that no member of its Group may waive any Shared Privilege, without the written consent of the other party which shall not be unreasonably withheld or delayed.

(f)       In the event of an Action between one or more of the EATC NV Entities, on the one hand, and one or more of the EATC UT Entities, on the other hand, each such party shall have the right to use any Information that may be subject to a Shared Privilege, without obtaining the consent of the other party, it being understood and agreed that the use of Information with respect to the Action or other dispute between the EATC NV Entities, on the one hand, and the EATC UT Entities, on the other hand, shall not operate as or be used by either party as a basis for asserting a waiver of such Shared Privilege with respect to Third Parties.

(g)       If a dispute arises between any EATC NV Entity, on the one hand, and any EATC UT Entity, on the other hand, regarding whether a Shared Privilege should be waived to protect or advance the interest of either party, each party hereto agrees that it shall negotiate in Good Faith and endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party.

(h)       Upon receipt by either party hereto or by any member of its Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a Shared Privilege or as to which the other party or a member of such other party’s Group has the sole right hereunder to assert a privilege, or if either party obtains knowledge that any of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or any member of its Group may have under this Section 5.7 or otherwise to prevent the production or disclosure of such privileged Information. Each party shall bear its own expenses in connection with any such request.

(i)       The transfer of all Records and other Information and each party’s retention of Records and other Information which may include privileged Information of the other pursuant to this Agreement is made in reliance on the agreement of EATC UT and EATC NV, as set forth in this Article V to maintain the confidentiality of the Confidential Information and to assert and maintain all applicable privileges. The access to Information being granted and the agreement to provide witnesses herein, the furnishing of notices and documents and other cooperative efforts contemplated hereby, and the transfer of privileged Information between and among the parties hereto and members of their respective Groups pursuant hereto shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE VI. FINANCIAL AND OTHER INFORMATION

Section 6.1. Financial and Other Information. Without limiting the generality of Section 5.1 but subject to Section 5.1(b):

(a)       Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for EATC UT to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the EATC NV Group were consolidated with those of EATC UT), EATC NV shall use its reasonable best efforts to enable EATC UT to meet its timetable for dissemination of its financial statements and to enable EATC UT’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) EATC NV shall authorize and direct its auditors to make available to EATC UT’s auditors, within a reasonable time prior to the date of EATC UT’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of EATC NV and (y) work papers related to such annual audits and quarterly reviews, to enable EATC UT’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of EATC NV’s auditors as it relates to EATC UT’s auditors’ opinion or report and (ii) until all governmental audits are complete, EATC NV shall provide reasonable access during normal business hours for EATC UT’s internal auditors, counsel and other designated representatives to (x) the premises of EATC NV Entities and all Information (and duplicating rights) within the knowledge, possession or control of EATC NV Entities and (y) the officers and employees of EATC NV Entities, so that EATC UT may conduct reasonable audits relating to the financial statements provided by EATC NV Entities; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the EATC NV Group.

(b)       Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Applicable Law), EATC UT shall use its reasonable best efforts to enable EATC NV to meet its timetable for dissemination of its financial statements and to enable EATC NV’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) EATC UT shall authorize and direct its auditors to make available to EATC NV’s auditors, within a reasonable time prior to the date of EATC NV’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of EATC UT and (y) work papers related to such annual audits and quarterly reviews, to enable EATC NV’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of EATC UT’s auditors as it relates to EATC NV’s auditors’ opinion or report and (ii) until all governmental audits are complete, EATC UT shall provide reasonable access during normal business hours for EATC NV’s internal auditors, counsel and other designated representatives to (x) the premises of EATC UT Entities and all Information (and duplicating rights) within the knowledge, possession or control of EATC UT Entities and (y) the officers and employees of EATC UT Entities, so that EATC NV may conduct reasonable audits relating to the financial statements provided by EATC UT Entities; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the EATC UT Group.

Section 6.2. Sarbanes-Oxley Section 404 Compliance. Following the Separation, each party hereto shall continue to provide access to the other party hereto on a timely basis to all Information reasonably required to meet its schedule for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each party hereto will provide all required financial and other Information with respect to itself and members of its Group (including access to personnel and Records) to the other party’s auditors and management in a sufficient and reasonable time and in sufficient detail to permit such other party’s auditors and management to complete the Internal Control Audit and Management Assessments.

ARTICLE VII. NON-SOLICITATION; NON-DISPARAGEMENT, NON-COMPETE

7.1. Non-Disparagement. Neither EATC UT nor EATC NV shall (and shall cause the respective members of their Groups, as applicable, not to) publicly disparage the EATC UT Entities or the EATC NV Entities, their respective products, services, or present or former Personnel.

7.2. Non-Compete. During the period commencing on the Distribution Date and ending on the first (1st) anniversary of the Distribution Date (or, if not enforceable for such period in any country under the antitrust/competition laws of such country, for such period as will be enforceable in such country under the antitrust/competition laws of such country) (the “Non-Compete Period”), except as otherwise expressly contemplated in this Agreement, EATC UT and the EATC UT Subsidiaries shall not, directly or indirectly, engage in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world automotive fuel enhancing products (the “Competitive Business”); provided, however, that this Section 7.2 shall not prevent EATC UT or any of the EATC UT Subsidiaries from (i) purchasing or acquiring, or being the holder or beneficial owner for passive investment purposes of, equity securities of a Entity that, directly or indirectly, engages in the Competitive Business; provided that, in the case of this clause (i), the aggregate holdings of EATC UT and the EATC UT Subsidiaries of such equity securities in such Entity during the Non-Compete Period shall not exceed five percent (5%) of the outstanding equity securities of such Entity; or (ii) purchasing or acquiring (whether by merger, an asset, stock or equity acquisition or otherwise), and thereafter being the holder or beneficial owner of, at least a majority of the equity securities or consolidated assets of a Entity that, directly or indirectly, engages in the Competitive Business; provided that, in the case of this clause (ii), EATC UT shall cause such Entity, as promptly as practicable following such purchase or acquisition (and in no event later than 12 months after such purchase or acquisition), to cease engaging in the Competitive Business during the Non-Compete Period, whether by divestiture or otherwise, for as long as such Entity shall remain a EATC UT Subsidiary.

ARTICLE VIII. LEGAL MATTERS

Section 8.1. Control of Legal Matters; Future Litigation.

(a)       Effective as of the Effective Time, the applicable member of the EATC NV Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from any EATC NV Litigation Matter and all fees and costs relating to the defense of any EATC NV Litigation Matter, including attorneys’, accountants’, consultants’, and other professionals’ fees and expenses that have been incurred prior to the Effective Time that are unpaid as of or after the Effective Time, or, that are incurred on or after the Effective Time. At all times from and after the Effective Time, EATC NV shall use its reasonable best efforts to cause any EATC UT Entity named as a defendant in any such EATC NV Litigation Matter to be removed and dismissed from such EATC NV Litigation Matter; provided, however, that EATC NV shall not be required to make any such effort if the removal of any EATC UT Entity would jeopardize insurance coverage or rights to indemnification from Third Parties applicable to such EATC NV Litigation Matter.

(b)       Effective as of the Effective Time, the applicable member of the EATC UT Group shall assume and thereafter be responsible for all Liabilities of either Group that may result from any EATC UT Litigation Matter and all fees and costs relating to the defense of any EATC UT Litigation Matter, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Effective Time that are unpaid as of or after the Effective Time or, that are incurred on or after the Effective Time. At all times from and after the Effective Time, EATC UT shall use its reasonable best efforts to cause any EATC NV Entity named as a defendant in any such EATC UT Litigation Matters to be removed and dismissed from such EATC UT Litigation Matter; provided, however, that EATC UT shall not be required to make any such effort if the removal of any EATC NV Entity would jeopardize insurance coverage or rights to indemnification from Third Parties or other rights applicable to such EATC UT Litigation Matter.

(c)       Each Group shall use reasonable efforts to make available to the other Group and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably requested in connection with any Action arising out of either Group’s Business prior to the Distribution in which the requesting Group may be involved. To the extent EATC NV or EATC UT is unable to cause a member of the other party’s Group to be removed and dismissed pursuant to Section 8.1(a) or (b), the parties hereto agree to cooperate in defending against such Action and, to provide each other with access to all Information relating to such Action except to the extent that providing such access and such Information would prejudice an indemnification claim available to such party as contemplated in Article IX.

(d)       At all times from and after the Effective Time, EATC UT and EATC NV shall jointly control any Joint Litigation Matter and shall cooperate in defending against such Action; provided, however, that no member of either Group may settle a Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided, further, that either party may settle a Joint Litigation Matter if such settlement is for monetary relief only, payable solely by the settling party and provides a full release from, or indemnity for, any Liability under such Joint Litigation Matter for the other party and, as applicable, the members of the other party’s Group and their respective Representatives.

(e)       The parties agree that at all times from and after the Effective Time, if an Action which does not relate primarily to either party’s Business is commenced by a Third Party naming a member of each Group as a defendant thereto, then the parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.

Section 8.2. Notice to Third Parties; Service of Process; Cooperation.

(a)       EATC UT and EATC NV shall cause the EATC UT Entities and the EATC NV Entities to promptly notify their respective agents for service of process and all other necessary parties, including plaintiffs and courts, of the Separation and shall provide instructions for proper service of legal process and other documents.

(b)       EATC NV and EATC UT shall, and shall cause the members of their respective Groups to, use their reasonable best efforts to deliver to each other any legal process or other documents incorrectly served upon them or their agents as soon as practical following receipt.

(c)       If any party hereto or any members of its Group receives notice or otherwise learns of the assertion of a Joint Litigation Matter, such party or member of its Group shall give the other party hereto written notice of such Joint Litigation Matter in reasonable detail. The failure to give notice under this subsection shall not relieve any party hereto (or any member of its Group) its Liability for any Joint Litigation Matter as provided hereunder, except to the extent such party is actually prejudiced by the failure to give such notice. The parties hereto shall be deemed to be on notice of any Joint Litigation Matter pending prior to the Effective Time.

Section 8.3. Orders; Consent Decrees, etc. To the extent that any order, judgment, consent decree or other similar order of any Governmental Authority is binding on any EATC NV Entity, each such EATC NV Entity so bound shall perform all of its obligations under such order, judgment, consent decree or other similar order as and when required.

ARTICLE IX. RELEASES; INDEMNIFICATION

Section 9.1. Release of Pre-Separation Claims.

(a)       Except as provided in Section 9.1(c), effective as of the Effective Time, EATC NV does hereby, for itself and each other EATC NV Entity, their respective Affiliates, successors and assigns, and all Entities who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any EATC NV Entity and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge EATC UT and the other EATC UT Entities, their respective Affiliates, and all Entities who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any EATC UT Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(b)       Except as provided in Section 9.1(c), effective as of the Effective Time, EATC UT does hereby, for itself and each other EATC UT Entity, their respective Affiliates, and all Entities who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any EATC UT Entity and their respective heirs, executors, administrators, successors and assigns (in each case, in their respective capacities as such), remise, release and forever discharge EATC NV, the other EATC NV Entities, their respective Affiliates, and all Entities who at any time on or prior to the Effective Time have been stockholders, directors, officers, agents or employees of any EATC NV Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(c)       Nothing contained in Section 9.1(a) or (b) shall impair any right of any Entity to enforce this Agreement. For the avoidance of doubt, nothing contained in Section 9.1(a) or (b) shall release any Entity from:

(i)	any Liability provided in or resulting from any agreement among any the EATC UT Entities or the EATC NV Entities that is specified in Section 2.2(c) as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.2(c) as not to terminate as of the Effective Time;

(ii)	any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Entity is a member in accordance with, or any other Liability of any member of any Group under, this Agreement;

(iii)	any Liability provided in or resulting from any other agreement or understanding that is entered into on or after the Effective Time between one party hereto (or a member of such party’s Group), on the one hand, and the other party hereto (or a member of such party’s Group), on the other hand;

(iv)	any Liability that the parties hereto may have with respect to indemnification or contribution pursuant to this Agreement;

(v)	any Liability the release of which would result in the release of any Entity not otherwise intended to be released pursuant to this Section 9.1; or

(vi)	any obligation existing prior to the Effective Time of any member of a Group to indemnify any Entity who has been a Representative of any member of the Group at any time on or prior to the Effective Time.

(d)       EATC NV shall not make, and shall not permit any other EATC NV Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against EATC UT or any other EATC UT Entity, or any other Entity released pursuant to Section 9.1(a), with respect to any Liabilities released pursuant to Section 9.1(a). EATC UT shall not make, and shall not permit any other EATC UT Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against EATC NV or any other EATC NV Entity, or any other Entity released pursuant to Section 9.1(b), with respect to any Liabilities released pursuant to Section 9.1(b).

(e)       It is the intent of each of EATC UT and EATC NV, by virtue of the provisions of this Section 9.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between or among EATC NV or any other EATC NV Entity, on the one hand, and EATC UT or any other EATC UT Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as otherwise set forth in Section 9.1(c). At any time, at the request of the other party hereto, each party hereto shall, no later than the fifth (5th) Business Day following the receipt of such request, cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 9.2. Indemnification by EATC NV. Following the Effective Time and subject to Section 12.1, EATC NV shall, and shall cause the EATC NV Entities to, indemnify, defend and hold harmless each EATC UT Entity and its Affiliates, and each of their respective current or former directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “EATC UT Indemnified Party”), from and against all Liabilities actually incurred or suffered by the EATC UT Indemnified Parties relating to, arising out of or resulting from one or more of the following:

(a)       each EATC NV Liability, including arising out of the failure of any EATC NV Entity or any other Entity to pay, perform or otherwise promptly discharge any such EATC NV Liability; and

(b)       each breach by EATC NV or any EATC NV Entity of this Agreement, subject to any specific limitation on liability contained in the applicable agreement and without duplication taking into account the performance by each EATC NV Entity of its indemnification obligations in the agreement.

Moreover, EATC NV shall indemnify, defend and hold harmless each EATC UT Entity and its Affiliates, and each of their respective current or former directors and officers to the fullest extent of the law.

Section 9.3. Indemnification by EATC UT. Following the Effective Time and subject to Section 12.1, EATC UT shall, and shall cause the EATC UT Entities to, indemnify, defend and hold harmless each EATC NV Entity and its Affiliates, and each of their respective current or former directors, officers, employees, agents, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “EATC NV Indemnified Party”), from and against any and all Liabilities arising out of or resulting from any of the following items:

(a)       each breach by EATC UT or any EATC UT Entity of this Agreement, subject to any specific limitation on liability contained in the applicable agreement and without duplication taking into account the performance by each EATC NV Entity of its indemnification obligations in the agreement.

Section 9.4. Limitations on Indemnification Obligations.

(a)       The parties hereto intend that each Liability subject to indemnification, contribution or reimbursement pursuant hereto will be net of (i) all Insurance Proceeds, and (ii) all recoveries, judgments, settlements, contribution, indemnities and other amounts received (including by way of set-off) from all Third Parties, in each case that actually reduce the amount of, or are paid to the applicable indemnitee in respect of, such Liability (“Third Party Proceeds”). Accordingly, the amount that a party (each, an “Indemnifying Party”) is required to pay to each Entity entitled to indemnification hereunder (each an “Indemnified Party”) shall be reduced by all Insurance Proceeds and Third Party Proceeds received by or on behalf of the Indemnified Party in respect of the relevant Liability; provided, however, that all amounts described in Section 9.2 or Section 9.3 which are incurred by an Indemnified Party shall be paid promptly by the Indemnifying Party and shall not be delayed pending any determination as to the availability of Insurance Proceeds or Third Party Proceeds; provided, further, that upon such payment by or on behalf of an Indemnifying Party to an Indemnified Party in connection with a Third Party Claim, to the extent permitted by Applicable Laws such Indemnified Party shall assign its rights to recover all Insurance Proceeds and Third Party Proceeds to the Indemnifying Party and such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to all events and circumstances in respect of which such Indemnified Party may have with respect to all rights, defenses, and claims relating to such Third Party Claim. If, notwithstanding the second proviso in the preceding sentence, an Indemnified Party receives a payment required to be made under this Article IX (an “Indemnity Payment”) from an Indemnifying Party in respect of a Liability and subsequently receives Insurance Proceeds or Third Party Proceeds in respect of such Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the amount paid by the Indemnifying Party over the amount that would have been due if such Insurance Proceeds and Third Party Proceeds had been received before the Indemnity Payment was made. Each EATC UT Entity and each EATC NV Entity shall use reasonable best efforts to seek to collect or recover all Insurance Proceeds and all Third Party Proceeds to which such Entity is entitled in respect of a Liability for which such Entity seeks indemnification pursuant to this Article IX; provided, however, that such Entity’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(b)       An insurer that would otherwise be obligated to pay a claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

Section 9.5. Contribution. If the indemnification provided for in this Article IX is unavailable to, or insufficient to hold harmless, an Indemnified Party in respect of a Liability for which indemnification is provided for herein then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 9.2 or Section 9.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 9.6. Procedures for Indemnification of Direct Claims. Each claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder, which notice shall state the amount claimed, if known, and method of computation thereof, and shall contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have accepted responsibility for the indemnification sought and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such thirty (30) day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article X.

Section 9.7. Procedures for Indemnification of Third Party Claims.

(a)       If an Indemnified Party shall receive notice of the assertion of a claim, or commencement of an Action, by a Third Party against it (each, a “Third Party Claim”) that may give rise to a claim for indemnification pursuant to this Agreement, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, which notice shall describe such Third Party Claim in reasonable detail; provided, however, that the failure to provide such notice as provided in this Section 9.7 shall not release the Indemnifying Party from any of its obligations under this Article IX, except to the extent such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)       Each Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of each Third Party Claim at its expense and through counsel of its choice that is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of notice from the Indemnified Party in accordance with Section 9.7(a); provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise such Third Party Claim; provided, further, that such Indemnified Party shall not withhold such consent if the settlement or compromise (i) contains no finding or admission of a violation of Applicable Law or a violation of the rights of a Entity by the Indemnified Party or any of its Affiliates, (ii) contains no finding or admission that would have an adverse effect on the Indemnified Party or any of its Affiliates as determined by the Indemnified Party in Good Faith, (iii) involves only monetary relief which the Indemnifying Party has agreed to pay and does not contain an injunction or other non-monetary relief affecting the Indemnified Party or any of its Affiliates, and (iv) includes a full, irrevocable unconditional release of the Indemnified Party from such Third Party Claim.

(c)       If the Indemnifying Party elects to undertake the defense against a Third Party Claim as provided by Section 9.7(b), the Indemnified Party shall cooperate with the Indemnifying Party with respect to such defense and shall have the right, but not the obligation, to participate in such defense and to employ separate counsel of its choosing at its own expense.

(d)       If the Indemnifying Party (i) does not elect to assume the defense in accordance with Section 9.7(b), or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; provided, however, that the Indemnified Party shall not settle or compromise such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. For the avoidance of doubt, the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(e)       Subject to Article V, the Indemnified Party and the Indemnifying Party shall reasonably cooperate in the defense of a Third Party Claim including by (i) making available all witnesses, all pertinent records, all materials, and all Information in each other’s possession or under each other’s control relating to the Third Party Claim, (ii) assisting with litigation defense strategy, investigations, discovery preparation, trial preparation, and similar activities with respect to the Third Party Claim, and (iii) using commercially reasonable efforts to avoid taking any action, or omitting to take any action, that would materially and adversely prejudice each other’s defense of, or actual or potential rights of recovery with respect to, the Third Party Claim. The Indemnifying Party shall have no obligation in accordance with this Article IX to an Indemnified Party for any Third Party Claim to the extent such Indemnified Party fails to comply with this Section 9.7(e) with respect to the Third Party Claim and such failure shall have materially and adversely prejudiced the Indemnifying Party.

Section 9.8. Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9. Survival of Indemnities. The rights and obligations of each of EATC UT and EATC NV and their respective Indemnified Parties hereto under this Article IX shall survive (a) the sale or other transfer by any EATC NV Entity or EATC UT Entity of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving any EATC NV Entity or EATC UT Entity, subject to the provisions of Section 12.8.

ARTICLE X. DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

Section 10.1. Disputes. Except as otherwise specifically provided in this Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of “Disputes” as that term is defined in the Related Agreements), the procedures for discussion, negotiation and arbitration set forth in this Article X shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of, relate to, arise under or in connection with, this Agreement, or the transactions contemplated hereby or thereby (including, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Time), between or among any EATC UT Entity and EATC NV Entity (collectively, “Disputes”).

Section 10.2. Dispute Resolution.

(a)       On the Distribution Date, EATC UT and EATC NV shall form a committee (the “Dispute Resolution Committee”) that will attempt to resolve all Disputes. The Dispute Resolution Committee shall consist of the senior executives of each party.

(b)       If a Dispute arises, no party hereto may take any formal legal action (such as seeking to terminate this Agreement, seeking arbitration in accordance with Section 10.3, or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless such party has first (i) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the Dispute Resolution Committee and (ii) complied with the terms of this Article X; provided, however, that the foregoing shall not apply to any Disputes with respect to compliance with obligations with respect to confidentiality or preservation of privilege. The Dispute Resolution Committee shall meet no later than the tenth (10th) Business Day following delivery of the Dispute Notice (the “Dispute Meeting”) and shall attempt to resolve each Dispute that is listed on the Dispute Notice. Each party hereto shall cause its designees on the Dispute Resolution Committee to negotiate in Good Faith to resolve all Disputes in a timely manner. If by the end of the fifth (5th) Business Day following the Dispute Meeting the Dispute Resolution Committee has not resolved all of the Disputes (the “Resolution Failure Date”), the parties shall proceed to arbitrate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 10.3.

Section 10.3. Arbitration of Unresolved Disputes.

(a)       In the event any Dispute is not finally resolved pursuant to Section 10.2(b) within five (5) Business Days, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the “AAA Commercial Arbitration Rules”).

(b)       Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder shall be decided before a sole arbitrator. The sole independent arbitrator shall be appointed by agreement of the parties within three (3) Business Days from the date of receipt of written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of the State of Nevada without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the parties and may be entered as a judgment by the parties, provided that in no instance will the parties be bound by any decision of the Arbitrator that could in any manner result in the Contribution and the Distribution, if effected, taken together, to fail to qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Code. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.

(c)       Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses, unless and to the extent otherwise determined by the arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under this Agreement, the prevailing party shall be entitled to reimbursement by the other party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration. In addition, if a Dispute involves claims of a party in excess of $1,000,000, then such Dispute shall not be subject to the requirements of Section 10.3 and each party shall be permitted to seek legal and equitable remedies available to it, including, without limitation, filing actions in any court of competent jurisdiction, including any federal or state court located in the State of Nevada.

(d)       All arbitrators selected pursuant to this Section shall be practicing attorneys with at least five (5) years’ experience with the technology and/or law applicable to the technology, services or transactions relevant to the Dispute.

(e)       The place of arbitration shall be Las Vegas, Nevada.

Section 10.4. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party irrevocably consents to the exclusive jurisdiction, forum and venue of Clark County, Nevada and the United States District Court for the District of Nevada over any and all claims, disputes, controversies or disagreements between the parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

Section 10.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE XI. AMENDMENT AND TERMINATION

11.1. Termination. Notwithstanding any other provision of this Agreement,

(a)       this Agreement may be terminated and the terms and conditions of the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by the mutual consent of EATC UT and EATC NV; and

(b)       the obligations of the parties under Article II and Article III (including the obligation to pursue or effect the Distribution) may be terminated by EATC UT if at any time, the board of Directors of EATC UT determines, in its sole discretion, that the Distribution is not in the best interests of EATC UT or its stockholders.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Limitation of Liability.

(a)       IN NO EVENT SHALL ANY EATC UT ENTITY OR EATC NV ENTITY BE LIABLE TO ANY EATC NV ENTITY OR EATC UT ENTITY, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT AN INDEMNIFYING PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO ANY LIABILITY ANY INDEMNIFIED PARTY MAY HAVE TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, EXCEPT AS OTHERWISE PROVIDED IN THE ANCILLARY AGREEMENTS.

(b)       Neither party hereto nor any member of its Group shall have any Liability to the other party’s Group in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Entity. Neither party hereto nor any member of its Group shall have any Liability to the other party’s Group if any Information is destroyed after reasonable best efforts by the Entity from whom Information is requested, to comply with the provisions of Section 5.3.

Section 12.2. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., pdf file)) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 12.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service, as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.3):

If to EATC UT, to:

If to EATC NV, to:

13400 Riverside Drive, Suite 205

Sherman Oaks, CA 91423

Section 12.4. Public Announcements. Following the Effective Time, the parties hereto shall be permitted to make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media unless otherwise prohibited by Applicable Law or applicable stock exchange regulation or the provisions of this Agreement; provided, that the parties hereto shall consult with each other prior to issuing, and shall, subject to the requirements of Section 5.5, provide the other party the opportunity to review and comment upon, press releases and other public statements in connection with the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto.

Notwithstanding the foregoing, except as may be required by federal or state law including any SEC rules and regulations or the rules and regulations of any securities exchange or any inter-dealer quotation system, neither party shall (i) issue any publicity or press release regarding its relationship with the other party except as mutually agreed, or (ii) disclose or refer to the other party in any prospectus, annual report or other filing, without the prior consent of the other party. Neither party shall refer to this Agreement or the other party in the solicitation of business without obtaining the other party’s prior written approval.

Section 12.5. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with, and possibly under, Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

Section 12.6. Entire Agreement. This Agreement, including the exhibits, schedules and appendices thereto and together with all the agreements contemplated hereby and thereby (including the Implementation Documents), constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

Section 12.7. Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by the parties hereto, or in the event of a waiver, by the party waiving such compliance. Any party’s failure at any time to require performance of any provision will not affect that party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

Section 12.8. Assignment; Stockholding Change. EATC NV may not assign its rights or obligations under this Agreement without the prior written consent of EATC UT, which may be withheld in EATC UT’s absolute discretion. The rights of the EATC NV Entities under this Agreement shall terminate and be of no further force and effect from and after the date on which any Stockholding Change not specifically approved in writing by EATC UT shall have occurred (it being understood that the EATC NV Entities’ obligations hereunder shall survive any such Stockholding Change and termination of the EATC NV Entities’ rights). EATC UT may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of EATC NV; provided that any such assignment will not relieve EATC UT of its obligations hereunder. This Agreement will be binding on, and will inure to the benefit of, the successors and assigns of the parties.

Section 12.9. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any EATC UT Indemnified Party or EATC NV Indemnified Party in their respective capacities as such and members of each party’s Group, (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Entity except the parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any other Entity with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 12.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.11. Interpretation. In this Agreement, all words will be given their ordinary meanings, unless otherwise specified.

Section 12.12. Fair Construction. This Agreement will be deemed to be the joint work product of the parties hereto without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting party will not be applicable.

Section 12.3. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party shall not oppose the granting of such relief. The parties hereto agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 12.14. Good Faith. EATC UT and EATC NV each will exercise Good Faith in the performance of its obligations under this Agreement.

Section 12.15. Force Majeure. Neither party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the party affected thereby gives the other party prompt written notice of the occurrence of any event which is likely to cause any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

Section 12.16. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and the Liabilities for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect.

Section 12.17. Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the EATC UT Board.

Section 12.18. No Agency. Nothing in this Agreement shall or shall be construed to create or establish a relationship of agency, partnership, employer/employee or any other fiduciary relationship between any EATC UT Entity and any EATC NV Entity, and it is the intent and desire of the parties hereto that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers or a relationship of employer/employee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EATC UT

By:	/s/ Preston Tyree
Name:	Preston Tyree
Title:	Director

EATC NV

By:	/s/ Douglas H. Hibler
Name:	Douglas H. Hibler
Title:	Director

[Signature Page to Asset Transfer and Dividend Distribution Agreement]

Schedule A

EATC NV Assets

The EATC NV Assets shall include the following assets:

1.	$4,331.87 in cash

2.	All associated intellectual property relating to BIO-T, meaning any copyrights, patents or patent applications, trademarks, and goodwill and all other intangible assets, including, without limitation, if and to the extent in existence, any and all trade secrets, inventions, designs, copyrights, non-registered trademarks and other intellectual property, know-how, manufacturing methods, formulas, and processes.

3.	Raw materials relating to BIO-T

4.	BIO-T Product Inventory

5.	Test Equipment relating to BIO-T

6.	All associated intellectual property relating to Neos, meaning any copyrights, patents or patent applications, trademarks, and goodwill and all other intangible assets, including, without limitation, if and to the extent in existence, any and all trade secrets, inventions, designs, copyrights, non-registered trademarks and other intellectual property, know-how, manufacturing methods, formulas, and processes.

7.	Raw materials relating to Neos

8.	Neos Product Inventory

9.	Test Equipment relating to Neos.

Schedule B

EATC UT Liabilities

All liabilities currently owed by EATC UT shall be assumed by EATC NV.

In addition, $31,491.36, which was the outstanding balance in intercompany loans from EATC UT to EATC NV, shall be forgiven by EATC UT.